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                          EXPENSE LIMITATION AGREEMENT


                                 PITCAIRN FUNDS


     EXPENSE LIMITATION AGREEMENT, effective as of _______, 2000 by and between Pitcairn Trust Company (the "Adviser") and Pitcairn Funds (the "Trust"), on behalf of each series of the Trust set forth in SCHEDULE A attached hereto (each a "Fund," and collectively, the "Funds").

     WHEREAS, the Trust is a Delaware business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated ______________, 2000 ("Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund listed in SCHEDULE A, which may be amended from time to time, for compensation based on the value of the average daily net assets of each such Fund; and

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund, and, therefore, have entered into this Expense Limitation Agreement, in order to maintain each Fund's expense ratios at the levels specified SCHEDULE A attached hereto; and

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement provides as follows:

1.   EXPENSE LIMITATION.

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage fees and commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business), offset by the amount of revenue to the Fund from securities lending activities of the Fund (the net amount referred to as "Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

     1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in SCHEDULE A based on a percentage of the average daily net assets of each Fund.

     1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund


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exceed the Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

     1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

     2.1. REIMBURSEMENT. If in any year during which the total assets of a Fund are greater than $10 million and in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous two (2) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, E.G., interest accruable on the Reimbursement Amount.

     2.2. BOARD APPROVAL. No reimbursement shall be paid to the Adviser with respect to any Fund pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Fund and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Adviser with respect to any Fund in such quarter.

     2.3. METHOD OF COMPUTATION. To determine each Fund's payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, only with the prior approval of the Trust's Board of Trustees, shall pay to the Adviser an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount.


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     2.4.  YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   TERM AND TERMINATION OF AGREEMENT.

     This Agreement with respect to the Funds shall have an initial term until October 31, 2003, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon the provision of a written notice of not less than ninety (90) days prior to October 31, 2003 to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 3 shall become effective, unless otherwise agreed upon, on the last day of the then-current term of the Agreement.

4.   MISCELLANEOUS.

     4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

     4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



                                         PITCAIRN FUNDS
                                           ON BEHALF OF EACH OF ITS SERIES
                                           LISTED BELOW IN SCHEDULE A

                                         By:-------------------------




                                         PITCAIRN TRUST COMPANY


                                         By:-------------------------


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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds of the Trust:

                                                          MAXIMUM FUND OPERATING
       NAME OF FUND                                           EXPENSE* LIMIT
       Diversified Value Fund                                      1.00%
       Diversified Growth Fund                                     1.00%
       Select Value Fund                                           1.00%
       Select Growth Fund                                          1.15%
       Small Cap Value Fund                                        1.00%
       Small Cap Growth Fund                                       1.25%
       Family Heritage Fund                                        1.20%
       International Equity Fund                                   1.25%
       Government/Corporate Bond Fund                              0.70%
       Tax-Exempt Bond Fund                                        0.60%

* As defined in Section 1.1 of the Expense Limitation Agreement


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